                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ________________

                                  SCHEDULE 13G

            Information Statement Pursuant to Rules 13d-1 and 13d-2

                   Under the Securities Exchange Act of 1934

                               (Amendment No. 2)

                               AgriBioTech, Inc.
                                (Name of Issuer)

                         Common Stock. $.001 par value
                         (Title of Class of Securities)

                                  008494-10-6
                                 (CUSIP Number)



                               Page 1 of 4 pages
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-----------------------                                  ---------------------
 CUSIP No. 008494-10-6        SCHEDULE 13G                 PAGE 2 OF 4 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      John C. Francis

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      USA

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            N/A

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          N/A
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             N/A

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          N/A
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      N/A

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [_]
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      N/A

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
      IN

------------------------------------------------------------------------------

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                                                                     Page 3 of 4

Item 1(a). Name of Issuer:
           --------------

           AgriBioTech, Inc.

Item 1(b). Address of Issuer's Principal Executive Offices:
           -----------------------------------------------

           2700 Sunset Road, Suite C-25, Las Vegas, Nevada 89120

Item 2(a). Name of Person Filing:
           ---------------------

           John C. Francis

Item 2(b). Address of Principal Business Office or, if None, Residence:
           -----------------------------------------------------------

           The Reporting Person's business address is 2700 Sunset Road, Suite C-25, Las Vegas, Nevada 89120.

Item 2(c). Citizenship:
           -----------

           USA.

Item 2(d). Title of Class of Securities:
           ----------------------------

           Common Stock, par value $.001 per share (the "Shares).

Item 2(e). CUSIP Number:  008484-10-6
           ------------

Item 3.    If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b),
           -----------------------------------------------------------------
           check whether the person filing is a:
           ------------------------------------

           N/A

Item 4.    Ownership:
           ---------

           N/A

Item 5.    Ownership of Five Percent or Less of a Class:
           --------------------------------------------

           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five per cent of the class of securities, check the following: [X]

Item 6.    Ownership of More than Five Percent on Behalf of Another Person:
           ---------------------------------------------------------------

           N/A
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                                                                     Page 4 of 4


Item 7.    Identification and Classification of the Subsidiary Which Acquired
           ------------------------------------------------------------------
the Security Being Reported on by the Parent Holding Company:
------------------------------------------------------------

           N/A


Item 8.    Identification and Classification of Members of the Group:
           ---------------------------------------------------------

           N/A

Item 9.    Notice of Dissolution of the Group:
           ----------------------------------

           N/A

Item 10.   Certification:
           -------------

           N/A

                                  SIGNATURE
                                  ---------

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 12, 1998


                                       /s/ John C. Francis
                                      ------------------------
                                           John C. Francis